UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2008

MONUMENTAL MARKETING, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-28769	20-2969972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 E 59th ST, New York, NY 10022	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 265-8600 ext 215

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 29, 2008, Monumental Marketing, Inc. (the “Company”) issued a bridge note to an accredited investor in the original principal amount of $100,000 (the “Bridge Note”), in consideration for the loan made by such individual simultaneously therewith. Principal and interest, which accrues at 11% per annum, are due and payable on July 28, 2008. The Company has the right to prepay the Bridge Note without penalty or premium. The Company received net proceeds of $90,000.

Upon the occurrence of an event of default pursuant to the terms of the Bridge Note, the holder thereof (the “Investor”) has the right to convert all or any part of the principal amount of the Bridge Note, plus accrued interest thereon, into shares of the Company’s common stock. The conversion price per share shall be an amount equal to 75% of the lowest daily volume weighted average of the Company’s common stock, as quoted by Bloomberg, LP, for the 20 trading days immediately preceding the date of conversion notice. In addition, in the event the Company shall subdivide the outstanding shares of common stock or shall issue a stock dividend, or in the event the Company combines the outstanding shares of common stock, the conversion price in effect immediately prior to such event shall be proportionately decreased or increased, as the case may be.

As additional consideration for the issuance of the Bridge Note, the Company entered into a Warrant Agreement whereby the Company issued an aggregate of 100,000 common stock purchase warrants to the Investor. Each common stock purchase warrant grants the Investor the right to purchase one share of common stock of the Company at an exercise price of $0.35 per share for a term of 5 years from the date of execution of the Warrant Agreement. The Warrant Agreement provides for the adjustment of the exercise price per warrant in the event of stock splits, dividends, recapitalizations, reorganizations and mergers. The warrants may not be sold, pledged, hypothecated, conveyed, transferred, or assigned without the consent of the Company.

In connection with the Bridge Note and Warrant Agreement, on January 28, 2008, the Company entered into a Registration Rights Agreement with the Investor. Pursuant to this agreement, the Company agreed that in the event it files a registration statement with the Securities and Exchange Commission (the “SEC”), the Company, at the request of the Investor, will include for registration the shares of common stock issuable to the Investor upon due conversion of the Bridge Note and the due exercise of the warrants. In the event the Company fails to comply with the terms of the Registration Rights Agreement, the Company shall issue additional common stock purchase warrants to the Investor, as liquidated damages, in an amount equal to the result of 10% of $100,000 per 30-day period until the registration statement is declared effective by the SEC.

For all the terms and conditions of the Bridge Note, Warrant Agreement, and Registration Rights Agreement, reference is hereby made to the forms of such note, warrant agreement and registration rights agreement, annexed hereto as Exhibits 4.1, 4.2, and 4.3, respectively. All statements made herein concerning the foregoing are qualified by reference to said exhibits. The Investor has promised the Company that it will deliver these agreements executed no later than March 3, 2008.

Section 3 - Securities and Trading Markets
Item 3.02  Unregistered Sales of Equity Securities

The disclosures set forth above under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 3.02.

Item 5.03  Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year

On January 29 2008, the Company provided notice to The Nasdaq Stock Market, Inc.informing them that within 10 days the Company will change its name by the merger with and into its wholly-owned subsidiary Safer-Shot, Inc., a Nevada corporation. As a result of the merger, ,the Company will change its name to Safer-Shot, Inc. The merger has no other effect on the Company or its shareholders, as the present Articles of Incorporation of the Company will become the Articles of Incorporation of the surviving corporation except that the name of the surviving corporation will be changed to Safer-Shot, Inc.

Section 9 - Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of business acquired.        Not applicable

(b) Pro forma financial information.        Not applicable

(c) Exhibits

Exhibit No.	Description

4.1	11% Convertible Bridge Note dated January 29, 2008 in the original principal amount of $100,000 by Monumental Marketing, Inc.
4.2	Warrant Agreement dated January 29, 2008 issued by Monumental Marketing Inc.
4.3	Registration Rights Agreement dated January 29, 2008 by Monumental Marketing Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monumental Marketing, Inc.

Dated: January 30, 2008	By:	/s/ Margaret Johns
Name: Margaret Johns
Title: CEO